Exhibit 10.2

SECOND AMENDMENT
TO THE
DOLLAR TREE, INC.
2021 OMNIBUS INCENTIVE PLAN

Section 15.2 of the Dollar Tree, Inc. 2021 Omnibus Incentive Plan is hereby amended in its entirety to read as follows, effective March 18, 2026:

Section 15.2 of the Plan is amended to read as follows:

15.2    Withholding in Shares.  The Company shall deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the taxes to be withheld by the Member Companies. Upon the exercise, settlement, or vesting of an Award, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to a Participant upon the exercise or settlement of the Award or, as applicable, by cancellation of a portion of the shares of Stock that become vested under the Award. The Fair Market Value of any shares of Stock withheld or cancelled under this Section 15.2 shall not exceed the amount determined by the maximum statutory withholding rates for each applicable tax jurisdiction.